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                                                                     EXHIBIT 2.1





                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            ADVENT INVESTMENTS, INC.

                                       AND

                                ENVOY CORPORATION



                          EXECUTION DATE: JUNE 14, 1997

                        CLOSING DATE: ____________, 1997



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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of June 14, 1997, by and between ENVOY Corporation, a Tennessee corporation ("Buyer"), and Advent Investments, Inc., a Delaware corporation ("Seller").

                                    RECITALS

         1. Seller is (i) the sole stockholder of Healthcare Data Interchange Corporation, a Delaware corporation, (the "Company"), and (ii) an indirect wholly-owned subsidiary of Aetna U.S. Healthcare Inc. (formerly U.S. Healthcare, Inc.), a Pennsylvania corporation ("Guarantor").

         2. Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock (the "Shares") of the Company, for the consideration and on the terms set forth in this Agreement.

         3. Seller's performance hereunder is being guaranteed by Guarantor by the execution, concurrently with the execution hereof, of a guarantee, which guarantee is in the form of Exhibit A attached hereto.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

1.       CERTAIN DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"APPLICABLE CONTRACT"--any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or will become subject to any obligation or liability, or (c) by which either the Company or any of the Assets are or will become bound.

"ASSETS"--all of the assets, properties and rights listed in Schedule 3.7 hereto.

"BUSINESS"--the electronic data interchange business of the Company conducted for the benefit of Aetna U.S. Healthcare, the health business unit of Aetna Inc. (a Connecticut corporation) and its affiliates ("Aetna").

"CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).


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"CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this
Agreement, including (a) the sale of the Shares by Seller to Buyer; (b) the execution, delivery and performance of the Services Agreement (as defined in Section 2.4 hereof); (c) the performance by Buyer and Seller of their respective pre-closing covenants and obligations under this Agreement; and (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Business and the Assets.

"CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"DISCLOSURE LETTER"--the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

"ENCUMBRANCE"--any charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under any environmental law, Occupational Safety and Health Law or Legal Requirement and consisting of or relating to:

     (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

     (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under environmental law or Occupational Safety and Health Law;

     (c) financial responsibility under environmental law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable environmental law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

     (d) any other compliance, corrective, investigative, or remedial measures required under environmental law or Occupational Safety and Health Law.

     The terms "removal", "remedial", and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").


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"GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

"GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"GOVERNMENTAL BODY"--any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"HSR ACT"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations issued pursuant to that Act or any successor law.

"LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"MATERIAL ADVERSE EFFECT"--means a material adverse effect, change or development on the assets, business, revenues, expenses, operations or condition (financial or otherwise) of the specified Person(s).

"OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, designed to provide safe and healthful working conditions.

"ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court or other Governmental Body.

"ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

"ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.



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"PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body.

"RELATED PERSON"--with respect to a particular individual: (a) each other member of such individual's Family and (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family. With respect to a specified Person other than an individual, any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person.

         For purposes of this definition, the "Family" of an individual includes
(a) the individual, (b) the individual's spouse and former spouses, and (c) any other natural person who is related to the individual or the individual's spouse living in the same household.

"REPRESENTATIVE"--with respect to a particular Person, any director, officer, agent, or other authorized representative of such Person, including legal counsel, accountants and financial advisors.

"THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" against a Person if any demand or statement has been made (orally or in writing) to a Representative of the Person (in his or her capacity as such Representative) that would reasonably lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter will be asserted, commenced, taken, or otherwise pursued with a Government Body in the reasonable future.

2.       SALE AND TRANSFER OF SHARES; CLOSING

         2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller, free and clear of any Encumbrance.

         2.2 Purchase Price. The purchase price (the "Purchase Price") for the Shares will be $36,411,960 in cash, paid at Closing (defined below), by wire transfer to the Seller.

         2.3 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer at Two Lakeview Place, 15 Century Boulevard, Suite 600, Nashville, Tennessee 37214, at 10:00 a.m. (local time) on the later of (i) July 31, 1997 or (ii) the date that is five (5) business days following the termination of the applicable waiting period under the HSR Act, or at such other time and place as the parties hereto shall mutually agree (the "Closing Date").


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     2.4 Closing Obligations. At the Closing:

          (a) Seller will deliver to Buyer:

               (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

               (ii) a copy of resolutions of the Board of Directors of Seller, certified by the secretary of Seller, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Seller, and the consummation of the Contemplated Transactions;

               (iii) resignations of the officers and directors of the Company, effective as of the Closing Date, and the corporate minutes and stock records of the Company;

               (iv) the Services Agreement (the "Services Agreement") by and among Buyer and the Guarantor, substantially in the form of Exhibit
          2.4 hereto, duly executed by an authorized officer of the Guarantor;

               (v) a certificate executed by Seller representing and warranting to Buyer that (A) each of Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered to Buyer prior to the Closing Date in accordance with Section 5.5) and (B) the conditions specified in Article 9 have been satisfied;

               (vi) such instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest the applicable right to all of the Assets in the Company and simultaneously with such delivery, will take such steps as may be reasonably necessary to place the Company in actual possession and operating control of applicable rights to the Assets and the Business;

               (vii) The Lease Agreement (as defined in Section 5.11) duly executed by an authorized officer of Guarantor and its affiliates, as appropriate.

               (viii) such other certificates and documents as Buyer or its counsel may reasonably request in connection with the Contemplated Transactions.

          (b) Buyer will deliver to Seller;

               (i) the consideration as set forth in Section 2.2;

               (ii) copy of resolutions of the Board of Directors of Buyer, certified by the secretary of Buyer, authorizing the execution, delivery and performance of this



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          Agreement and the other documents referred to herein to be executed by
          Buyer, and the consummation of the transactions contemplated hereby;

               (iii) a certificate executed by Buyer to the effect that (A) each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date and (B) the conditions specified in Article 10 have been satisfied;

               (iv) the Services Agreement, duly executed by an authorized officer of Buyer;

               (v) The Lease Agreement (as defined in Section 5.11) duly executed by an authorized officer of Buyer.

               (vi) such other certificates of documents as Seller or its counsel may reasonably request in connection with the Contemplated Transactions.

     2.5 Post-Closing Adjustments. Buyer and Seller agree that on and as of the Closing Date the Company shall have no current assets or current liabilities. Sixty days after the Closing Date, (i) Buyer will prepare and deliver to Seller a list of all current liabilities of the Company as of the Closing Date exceeding $5,000 which have not been paid by Seller, and Seller will promptly reimburse Buyer or the Company (in the case of liabilities paid by Buyer or the Company) or promptly pay all such liabilities and (ii) Seller will prepare and deliver to Buyer a list of all current assets of the Company as of the Closing Date exceeding $5,000 for which the Buyer or the Company have received or will receive a benefit after the Closing Date, and Buyer or the Company will promptly reimburse Seller for all such assets. For purposes of this Section 2.5: (a) "current assets" shall mean cash, cash equivalents, accrued income and accounts receivable, all as determined in accordance with GAAP; and (b) "current liabilities" shall mean liabilities for customer deposits and prepayments, deferred revenues, accounts payable and accrued expenses, current portion of long-term debt, accrued interest on long-term debt or any intercompany indebtedness or indebtedness to any affiliates of the Company, or any Tax obligations, all as determined in accordance with GAAP.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller represents and warrants to Buyer as follows:

     3.1 Organization and Good Standing.

         (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used



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by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not result in a Material Adverse Effect on the Company.

         (b) Seller has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

         (c) The Company neither owns nor has an equity interest in, directly or indirectly, any other corporation, partnership, joint venture or other business organization.

     3.2 Authority; No Conflict.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

         (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, Seller or any of the assets owned or used by the Company may be subject, except where such contravention, conflict, violation or challenge would not result in a Material Adverse Effect on the Company;

               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Business, or any of the assets owned or used by the Company, except where such contravention, conflict, violation or breach would not result in a Material Adverse Effect on the Company;

               (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract, except where such contravention, conflict, violation or breach would not result in a Material Adverse Effect on the Company; or



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               (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company, except where such Encumbrance would not result in a Material Adverse Effect on the Company.

     Except as set forth in Part 3.2 of the Disclosure Letter or otherwise contemplated by this Agreement, neither Seller nor the Company are or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3 Capitalization. The authorized capital stock of the Company consists of 4,000 authorized shares of Common Stock, par value $.01 per share (the "Common Stock"), of which 345 shares are issued and outstanding, 1,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), of which 100 shares are issued and outstanding, and 50 shares of Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding. Seller owns all of the issued and outstanding shares of Common Stock and Class B Common Stock, which shares constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. All of the outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and nonassessable. There are no Contracts relating to the issuance, sale or transfer of any capital stock of the Company that have not been terminated. None of the outstanding capital stock of the Company was issued in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any other Legal Requirement. The Company does not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

     3.4 Financial Statements. Seller has delivered to Buyer: (a) unaudited balance sheets of the Company as of December 31, 1994, 1995 and 1996, and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended and (b) an unaudited consolidated balance sheet of the Company as of April 31, 1997 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the four months then ended, including in each case the notes thereto. Such financial statements and notes thereto fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the unaudited year end balance sheet dated December 31, 1996 (the "Balance Sheet")); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

     3.5 Books and Records. The books of account, minute books, stock record books and other records of the Company all of which have been made available to Buyer, are complete and



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correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Except as set forth in Part 3.5 of the Disclosure Letter, the minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors and committee of the Boards of Directors of the Company, and no meeting of any such stockholders, Boards of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. Except as set forth in Section 2.4(a)(iii), all of those books and records will be in possession of the Company at the Closing.

     3.6 Title to Properties; Encumbrances. The Company neither owns nor leases any real property (including, without limitation any interests in and rights to real property). The Company owns all the properties and assets (whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Interim Balance Sheet (except for personal property acquired and sold since the date of the Interim Balance Sheet in the Ordinary Course of Business and consistent with past practice), except where the failure to own any such properties or assets would not, in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Part 3.6 of the Disclosure Letter, all of the Assets are free and clear of all Encumbrances whatsoever, except for (i) liens for current personal property taxes not yet due and payable, (ii) worker's, carrier's, and materialman's liens and (iii) any Encumbrances which in the aggregate would not have a Material Adverse Effect on the Company.

     3.7 Assets. Schedule 3.7 contains an accurate and complete list of the Assets. The equipment of the Company is structurally sound, is in good operating condition and repair, and is adequate for the uses to which they are being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The equipment of the Company will be sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

     3.8 No Undisclosed Material Liabilities. Except as set forth in Part 3.8 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) which would in the aggregate have a Material Adverse Effect except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

     3.9 Taxes.

          (a) For purposes of this Agreement.



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               (i) The term "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

               (ii) The term "Post-Acquisition Date Tax Period" means any of the following periods: (A) any period which begins on or after and ends after the Closing Date; and (B) for any period which includes but does not end on the Closing Date, the portion of such period which begins on the Closing Date.

               (iii) The term "Pre-Acquisition Date Tax Period" means any of the following periods: (A) any period which begins before and ends on or before the Closing Date; and (B) for any period which includes but does not end on the Closing Date, the portion of such period which ends on the Closing Date.

               (iv) The term "Returns" mean all returns, declaration, reports, statements and other documents required to be filed by the Company in respect of Taxes, either separately or as a member of a consolidated group of corporations, and the term "Return" means any of the foregoing Returns.

               (v) The term "Taxes" means any federal, District of Columbia, state, local or foreign government (or subdivision or agency thereof) taxes, charges, fees, levies or other assessments, including, without limitation, net income, gross receipts, profits, sales, use, franchise, license, payroll, excise, property or other taxes, together with any interest and any penalties additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

               (b) Except as set forth in Part 3.9 of the Disclosure Letter, Seller represents and warrants the following:

               (i) Filing of Returns. All Returns required to be filed on or prior to the Closing Date have been properly completed and filed on a timely basis, or an appropriate extension has been obtained or requested. Part 3.9 of the Disclosure Letter lists each jurisdiction in which the Company currently is required to file Returns. Except as provided in Part 3.9 of the Disclosure Letter, no claim is outstanding against the Company by a taxing authority in a jurisdiction where the Company does not file Returns that they are or may be subject to taxation by that jurisdiction.

               (ii) Payment of Taxes. With respect to all amounts of Taxes imposed on the Company or for which the Company is or could be liable, whether to a taxing authority (as, for example, under law) or to other persons or entities (as, or example, under law) or to other persons or entities (as, for examples, under tax allocation agreements) with respect to all Pre-Acquisition Date Tax Periods, all applicable tax laws and agreements will have been fully complied with in all material respects and all such amounts required to be paid by the


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          Company or by Seller on the Company's behalf to a taxing authority or other will have been paid in all material respects, or shall be paid in accordance with Section 2.5.

               (iii) Audit History. The Returns of the Company have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for those taxable years as indicated in Part 3.9 of the Disclosure Letter. Except as set forth in Part 3.9 of the Disclosure Letter, no issues have been raised with respect to the Company that are currently pending by any taxing authority in connection with any of the Returns. Except as set forth in Part 3.9 of the Disclosure Letter, no waivers of statutes of limitation with respect to the Returns have been given by or requested from the Company or a parent of the Company on the Company's behalf.

               (iv) Other Consolidated Group. Except as set forth in Part 3.9 of the Disclosure Letter, neither the Company nor any corporation to which the Company is a successor, directly or indirectly, by merger or otherwise, (A) has been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code) other than the group in which the Guarantor or Aetna is the common parent or (B) has filed or been included in a combined, consolidated, or unitary income tax return other than the return of the Guarantor or Aetna or a member of the Guarantor's or Aetna's affiliated group.

          3.10 No Material Adverse Change. Since the date of the Interim Balance Sheet, there has not been any Material Adverse Effect on the Business, and no event has occurred or circumstance exists that would result in such a Material Adverse Effect.

          3.11 Employee Benefit Plans and Arrangements. The Company does not sponsor or maintain any Employee Benefit Plan, whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person. Neither the Buyer nor the Company shall be subject to any obligation or liability under or a participant in any Employee Benefit Plan of the Seller and its affiliates after the Closing Date. For the purposes hereof, the term "Employee Benefit Plan" includes all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Without limitation, the term "Employee Benefit Plan" includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all employee pension benefit plans within the meaning of
Section 3(2) of ERISA.

        3.12     Intellectual Property Matters.

                 (a) General. Except for those listed on Part 3.12 of the Disclosure Letter, the Company in the conduct of the Business did not and does not utilize any patent, trademark, trade name, service mark, copyright, software, trade secret or know-how, which are material to the Business (the "Intellectual Property Assets"). The Intellectual Property Assets are either owned by


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the Company free and clear of any material Encumbrance or held by the
Company pursuant to validly issued licenses, which are in full force and effect. The Company does not infringe upon or unlawfully or wrongfully use any Intellectual Property Assets owned or claimed by another. The Company is not in default under, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any Intellectual Property Assets.

                (b) The Software.

                    (i) The computer software of the Company included in the
               Intellectual Property Assets (the "Software") performs in all material respects in accordance with the documentation and other written material used in connection with the Software and is free of defects in programming and operation, is in machine-readable form, contains all current revisions of such software, and includes all computer programs, materials, tapes, know-how, object and source codes, other written materials, know-how and processes related to the Software. The Company has delivered to Buyer complete and correct copies of (A) all copies of the Software and (B) all user and technical documentation related to the Software.

                    (ii) No employee of the Company is, or is now expected to
               be, in default under any term of any employment contract, agreement or arrangement relating to the Software or noncompetition arrangement, or any other Contract or any restrictive covenant relating to the Software or its development or exploitation. The Software was developed entirely by the employees or agents of the Company during the time they were employees or agents only of the Company and such Software does not include any inventions of the employees or agents made prior to the time such employees or agents became employees or agents of the Company nor any Intellectual Property Assets of any previous employer of such employee or agent. The Company has not granted to any other person or entity any license, option or other rights to develop, sell or exploit in any manner the Software, whether requiring the payment or royalties or not.

                    (iii) The Company has kept secret and has not disclosed the source code for the Software to any person or entity other than certain employees and agents of the Company who are subject to the terms of a binding confidentiality agreement with respect thereto. The Company has taken all appropriate measures to protect the confidential and proprietary nature of the Software, including without limitation the use of confidentiality agreements with all of its employees having access to the Software source and object code. The Company has not applied for, and no copyrights are, registered for any part of the Software.

               3.13 Environmental Matters. Except as set forth in Part 3.13 of the Disclosure Letter:

                    (a) The Company has obtained all Governmental Authorizations which are required in connection with the conduct of the Business under regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, except where the failure to obtain such Governmental Authorizations would not result in a Material Adverse Effect on the Company. The Company and Seller agree to cooperate with Buyer in connection with Buyer's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any regulatory requirements involving its business, if any. The Company is in material compliance in the conduct of the Business with all terms and conditions of such Governmental Authorizations.

                    (b) Seller has no knowledge of, nor has it received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent material compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to any Environmental, Health and Safety Liabilities. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or Threatened against the Company in connection with the conduct of the Business relating in any way to any Environmental, Health and Safety Liabilities.

               3.14 Compliance with Legal Requirements; Governmental Authorizations.

                    (a) Except as set forth in Part 3.14 of the Disclosure
               Letter:

                         (i) The Company is, and at all times has been, in
                    compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets;

                         (ii) no event has occurred or circumstance exists that
                    (with or without notice or lapse of time) (A) may constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                         (iii) The Company has not received any notice or other
                    communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by the Company or that otherwise relates to the Business or to any of the Assets. Except as set forth in Part 3.14 of the Disclosure Letter:

          (i) The Company is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part
     3.14 of the Disclosure Letter;

          (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

          (iii) The Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

          (iv) all material applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

     The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the material Governmental Authorizations necessary to permit Buyer to lawfully conduct and operate the Business in the manner currently conducted and operated and to permit Buyer to own and use the Assets in the manner in which the Company currently owns and uses such Assets.

     3.15 Legal Proceedings; Orders.

          (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no material pending Proceeding:

               (i) that has been commenced by or against the Company or that otherwise relates to or may affect the Business or any of the Assets;

               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         To the knowledge of Seller, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter.

         (b) Except as set forth in Part 3.15 of the Disclosure Letter:

               (i) there is no Order to which the Company or any of the Assets is subject or that relates to the Business or any of the Assets which has or will have a Material Adverse Effect;

               (ii) no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business which has or will have a Material Adverse Effect;

               (iii) The Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject or that relates to the Business or any of the Assets which has or will have a Material Adverse Effect;

               (iv) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject which has or will have a Material Adverse Effect; and

               (v) The Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any material Order to which the Company or any of the Assets is or has been subject which has or will have a Material Adverse Effect.

          3.16  Contracts; No Defaults.

                (a) Part 3.16 of the Disclosure Letter contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of each material Applicable Contract relating to the Business. Each Applicable Contract identified or required to be identified in Part 3.16 of the Disclosure Letter is in full force and effect and is valid and enforceable in all material respects in accordance with its terms.

         (b) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

     3.17 Insurance. The Assets, properties and operations of the Company are insured under various policies of general liability and other forms of insurance, all of which are described in Part 3.17 of the Disclosure Letter, which discloses for each policy the risks insured against, coverage limits, deductible amounts, all outstanding claims thereunder, and whether the terms of such policy provide for retrospective premium adjustments. All such policies are in full force and effect in accordance with their terms in all material respects, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a material default thereunder. Such policies are in amounts which are adequate in relation to the Business and the Assets and all premiums to date have been paid in full.

     3.18 Employees.

         (a) Part 3.18 of the Disclosure Letter contains a complete and accurate list of the following information for each employee of the Company and the Business, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1997; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan, or any other Employee Benefit Plan or any director plan.

         (b) Except as set forth in Part 3.18 of the Disclosure Letter, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of Buyer to conduct its business, including any Proprietary Rights Agreement with the Company by any such employee or director. Except as set forth in Part 3.18 of the Disclosure Letter, to Seller's knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

         (c) The Company does not have any retired employees, agents or directors of the Company, or their dependents, who receive benefits or are entitled to receive any of the following benefits in the future: pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     3.19 Labor Relations; Compliance. The Company has never been a party to any collective bargaining or other labor Contract (except for the non-compete agreements as specified in Part 3.18 of the Disclosure Letter). There has not been, there is not presently pending or existing, and there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Business or the Assets relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     3.20 Certain Payments. The Company has not, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     3.21 Relationships with Related Persons. Except as set forth in Part 3.21 of the Disclosure Letter, neither Seller nor any Related Person of Seller is a party to any Contract with, or has any claim or right against, the Company.

     3.22 Brokers or Finders. Except as set forth in Part 3.22 of the Disclosure Letter, neither Seller nor any Related Person of Seller and their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. Seller will indemnify and hold Buyer harmless from any payment for brokerage or finders' fees or agents' commissions or other similar payment alleged to be due as a result of the action of Seller or its officers or agents in connection with this Agreement.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 Organization and Good Standing. Buyer is a corporation duly organized and validly existing under the laws of the State of Tennessee.

     4.2 Authority; No Conflict.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

         (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will, directly or indirectly (with or without notice or lapse of time):

            (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Buyer, or (B) any resolution adopted by the board of directors or the stockholders of Buyer;

            (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, except where such contravention, conflict, violation or challenge would not result in a Material Adverse Effect on the Buyer; or

           (iii) contravene, conflict with, or result in a violation or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract to which Buyer is a party or by which Buyer may be bound, except where such contravention, conflict, violation, or breach would not result in a Material Adverse Effect on the Buyer.

         (c) Except for First Union National Bank, Buyer is not and will not be required to give any notice or to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3 Certain Proceedings. There is no material pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's knowledge, no such Proceeding has been Threatened.

     4.4 Brokers or Finders. Except for financial advisory fees to SouthCoast Capital Corporation, Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. Buyer will indemnify and hold Seller harmless from any payment for brokerage or finders' fees or agents' commissions or other similar payment alleged to be due as a result of the action of Buyer or its officers or agents in connection with this Agreement.

5.   COVENANTS OF SELLER

     5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Seller will cause each of its Representatives to, (a) afford Buyer and its Representatives (collectively, "Buyer's Advisors") reasonable access to the Company's personnel, properties, contracts, books and records, and other documents and data relating to the Business, (b) make available during normal business hours to Buyer's Advisors copies of all such contracts, books and records, and other existing documents and data relating to the Business as Buyer's Advisors may reasonably request, and (c) furnish Buyer's Advisors with such additional financial, operating, and other data and information as Buyer's Advisors may reasonably request, including, without limitation, such information as is necessary for Buyer and Buyer's Advisors to prepare and complete audited financial statements that meet the reporting requirements of Form 8-K under
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Furthermore, Seller agrees that it will, and will cause its affiliates to reasonably cooperate with Buyer and Buyer's Advisors to the extent necessary to enable Buyer and Buyer's Advisors to prepare such audited financial statements within the legally required time after the Closing Date.

     5.2 Operation of the Business. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to:

         (a) conduct the Business only in the Ordinary Course of Business;

         (b) use its best efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company; and

         (c) confer with Buyer concerning operational matters of a material nature.

     5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not (and will cause each of its Related Persons not to), without the prior consent of Buyer, take any affirmative action or fail to take any reasonable action within its control as a result of which any of the following changes or events is likely to occur:

         (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

         (b) amendment to the Organizational Documents of the Company;

         (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee, except in the Ordinary Course of Business;

         (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan for or with any employees of the Company, except in the Ordinary Course of Business;

         (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, Assets, Business, financial condition, or prospects of the Company, except in the Ordinary Course of Business;

         (f) entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction, involving a total remaining commitment by or to the Company of at least $50,000;

         (g) other than the sales of Inventory in the Ordinary Course of Business, sale, lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

         (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000;

         (i) change in the accounting methods used by the Company; or

         (j) agreement, whether oral or written, by the Company to do any of the foregoing.

     5.4 Required Approvals and Consents. As promptly as practicable after the date of this Agreement, Seller will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them and obtain all Consents necessary to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company and its Related Persons to, cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make and obtain all Consents necessary in connection with the Contemplated Transactions.

     5.5 Transfer of Assets. Prior to the Closing Date, Seller will, and will cause its affiliates to, take such actions as are necessary to vest the applicable right to all of the Assets in the Company, and to take such steps as may be reasonably necessary to place the Company in actual possession and operating control of the applicable rights to the Assets and the Business.

     5.6 Notification. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 impossible or unlikely.

     5.7 Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, all indebtedness owed to the Company by any Related Person of the Company (including Seller) will be paid in full prior to Closing.

     5.8 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 11, Seller will not, and will cause each of its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

     5.9 Best Efforts. Between the date of this Agreement and the Closing Date, Seller will use its best efforts to cause the conditions in Section 9 to be satisfied.

     5.10 Lease Agreement. Seller agrees that on the Closing Date, Seller will, and will cause the Guarantor or its applicable affiliate to, enter into a lease agreement for a period of 180 days following the Closing Date (the "Lease Agreement") with Buyer and the Company, which Lease Agreement shall be on terms and conditions that are mutually agreeable to each of the parties thereto and which will provide Buyer and the Company with the right to use and access any real property, leaseholds, buildings, structures, office space (including, without limitation, any conference rooms and training rooms) and equipment currently used in the Company's conduct of the Business. Lease payments (if any) pursuant to the Lease Agreement shall not exceed $2,700 per month times the average number of Retained Employees in the month utilizing such property. Buyer and the Company shall be entitled to terminate the Lease Agreement at any time without penalty.

6.   COVENANTS OF BUYER.

     6.1 Required Approvals and Consents. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (i) cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated

Transactions, and (ii) cooperate with Seller in obtaining all Consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

     6.2 Notification. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties as of the date of this Agreement. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 10 impossible or unlikely.

     6.3 Best Efforts. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its best efforts to cause the conditions in Section 10 to be satisfied.

     6.4 Access and Investigation. Between the date of this Agreement and the Closing Date, Buyer will cause each of its Representatives to, (a) afford Seller and its Representatives (collectively, "Seller's Advisors") reasonable access to Buyer's personnel, properties, contracts, books and records, and other documents and data, (b) make available during normal business hours to Seller and Seller's Advisors copies of all such contracts, books and records, and other existing documents and data relating to the Business as Seller may reasonably request, and (c) furnish Seller and Seller's Advisors with such additional financial, operating, and other data and information as Seller may reasonably request.

7.   COVENANTS OF BUYER AND SELLER

     7.1 Compliance with the HSR Act. If the Contemplated Transactions are subject to the filing requirements of the HSR Act, or approval by the U.S. Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "DOJ"), the parties shall promptly comply with the applicable requirements under the HSR Act (and in any event shall make such filing if necessary within 10 days after the date hereof), shall furnish all information and file with the FTC and the DOJ all documents required thereunder, or as may be reasonably requested by the FTC or the DOJ, and shall furnish to each other copies of those portions of the documents filed which are not confidential. In such event, the parties shall cooperate fully and shall use their commercially reasonable efforts to expedite compliance with the HSR Act.

     7.2 Employee Benefit Matters.

         (a) Unless otherwise agreed to prior to the Closing, with respect to each individual listed on Part 3.18 of the Disclosure Letter who, as of the Closing Date, is an employee of or for the Company (including persons absent from service for any reason, including, but not limited to, illness, disability, family and medical leave or other leave of absence, whether paid or unpaid) ("Retained Employees"), Buyer, the Company, or an affiliate of Buyer or the Company will either (i) continue the employment of each such Retained Employee for the period from the Closing Date until December 31, 1997, at an annual base salary equal to or greater than the annual base salary of such Retained Employee in effect on the date hereof, or (ii) for the period from the Closing Date until December 31, 1997, in the event a Retained Employee is terminated, cause such Retained Employee to be entitled to severance benefits as provided in Section 7.2(c) below. Without limiting the generality of the foregoing, Seller agrees to, or cause the Guarantor or its affiliates to, offer employment to at least 22 of the individuals listed on Part 3.18 of the Disclosure Letter (with the identity of such individuals to be mutually agreed upon by the parties hereto prior to the Closing Date), and Buyer shall not be obligated to pay any of the severance benefits specified in Section 7.2(c) below for such individuals.

         (b) Effective as of the Closing Date, Buyer shall cause all Retained Employees to become eligible for and covered under all pension, health and welfare benefit plans sponsored by Buyer for the benefit of its employees, including all payroll health benefits, 401(k) and other appropriate benefit programs offered to similarly situated employees of Buyer. Without limiting the generality of the foregoing, Buyer will (i) grant Retained Employees full credit for all service with Seller and its affiliates for all purposes, including eligibility and vesting under any such benefit plans; (ii) cause all health and welfare plans in which Retained Employees participate to waive any and all pre-existing condition exclusions and waiting period requirements and to recognize, to the extent participation commences other than at the beginning of a plan year, expenses previously incurred for the period from January 1, 1997, to the Closing Date for purposes of applicable deductible rules; and (iii) continue short-term disability benefit payments under the Short-term Disability Plan, as described in Schedule 7.2(b)(iii) for any Retained Employee receiving such benefits as of the Closing Date, for as long as such Retained Employee remains eligible for such benefits under such plan.

         (c) For the period from the Closing Date through December 31, 1997, Buyer shall maintain and make available to Retained Employees a severance benefit plan that provides a salary continuation and severance benefit plan identical to the Salary Continuation and Severance Benefit Plan described in
Schedule 7.2(c).

         (d) For the period from the Closing Date through December 31, 1997, Buyer shall (i) honor or cause the Company to honor the pre-closing incentive programs applicable to Retained Employees described in Schedule 7.2(d)(i), (ii) not require Retained Employees to make contributions toward the cost of medical, dental and disability benefit coverage in excess of the amount required to be contributed by Retained Employees for such benefits as set forth in Schedule 7.2(d)(ii), and (iii) permit Retained Employees to accrue the number of vacation days calculated under the vacation policy applicable to such Retained Employees as of the date hereof, described in Schedule 7.2(d)(iii), provided that any such vacation days must be utilized by Retained Employees prior to December 31, 1997.

         (e) Nothing in this Section 7.2 is intended to cause such employer to employ a Retained Employee on a basis other than as an employee at will. No provision of this Section 7.2 shall create any third party beneficiary rights in any Retained Employee in respect of continued employment or any benefit that may be provided pursuant to this Section 7.2.

8.   TAX MATTERS.

     8.1 Termination of Existing Tax-Sharing Agreements and Responsibility for 1997.

         (a) On or prior to the Closing Date, Seller shall terminate any tax-sharing agreements or similar arrangements with respect to or involving the Company. The Company shall not be bound thereby or have any liability thereunder for amounts due in respect of Pre-Acquisitions Date Tax Periods, except as provided in Section 8.1(b) hereof.

         (b) Buyer and Seller acknowledge that the Company will be required to join in the filing of a consolidated federal income tax return with the affiliated group of which Aetna is the common parent Seller for the period from January 1, 1997, to the Closing Date (the "Consolidated Return Period"). Seller shall be responsible for paying the actual federal income tax due for the period in 1997 ending on the Closing Date.

         (c) For any state or local income or franchise tax return that involved a period beginning before and ending after the Closing Date (a "Straddle Period"), regardless of who pays the Tax to the governmental authority, Seller shall be responsible for the portion of the Tax attributable to the Pre-Acquisition Date Tax Period. The allocation of total Tax paid in connection with any such Return between the Pre-Acquisition Date Tax Period any the Post-Acquisition Date Tax Period shall be in proportion to the number of days in each such period. If Buyer or the Company should pay more Tax after the Closing Date with regard to a Return for a Straddle Period than required by the foregoing allocation, then Seller shall reimburse Buyer or the Company for the excess amount paid by Buyer or the Company after the Closing Date. If Seller or the Company should pay more Tax before the Closing Date with regard to a Return for a Straddle Period than required by the foregoing allocation, then Buyer shall reimburse Seller for the excess amount paid by Seller or the Company before the Closing Date.

     8.2 Records Retention. Seller and Buyer shall:

         (a) each provide the other, and Buyer shall cause the Company to provide Seller, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to any liability for Taxes;

         (b) each retain and provide the other, and Buyer shall cause the Company to retain and provide Seller, with any records or other information that may be relevant to such Return, audit or examination, proceeding or determination; and

         (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any

Return for any period. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Company to retain, and Seller shall retain until the applicable statutes of limitations (including any extension) have expired, copies of all Returns, supporting work schedules and other records or other information that may be relevant to such Returns for all tax periods, or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

     8.3 Tax Proceedings. Seller shall exercise at its expense complete control over the handling, disposition and settlement of any governmental inquiry, examination or proceeding that could result in a determination with respect to Taxes due or payable by Buyer or the Company for which Seller may be liable or against which Seller may be required to indemnify Buyer or the Company pursuant hereto. Seller shall, however, promptly notify the Company if, in connection with any such inquiry, examination or proceeding, any government authority proposes in writing to make any assessment or adjustment with respect to Tax items of the Company, which assessments or adjustments could affect the Company following the Closing Date, and shall consult with the Company with respect to any such proposed assessment or adjustment. Buyer shall notify Seller in writing promptly upon learning of any such inquiry, examination or proceeding. Buyer's failure to notify Seller of any such inquiry, examination or proceeding will not relieve Seller of any liability that it may have to the Buyer, except to the extent that Seller demonstrates that the defense of such action is prejudiced by Buyer's failure to give such notice. Buyer shall cooperate with Seller, as Seller may reasonably request, in any such inquiry, examination or proceeding.

     8.4 Cooperation on Tax Matters.

         (a) Except as otherwise provided in Section 8.4(b) hereof, Buyer and Seller agree that Seller shall be responsible for the preparation and filing of any Returns of the Company for any Pre-Acquisition Date Tax Period which are due as of the Closing Date. Seller shall be responsible for the preparation, and Buyer shall cause the Company to file, any Returns of the Company for any Pre-Acquisition Date Tax Period which are due after the Closing Date. Seller shall be responsible for the payment of any taxes under such returns. When permitted under state or local law, Buyer and Seller agree that any state or local Return which includes any part of the Pre-Acquisition Date Tax Period shall be closed on the Closing Date.

         (b) For any state or local Return that includes both the Pre-Acquisition Date Tax Period and the Post-Acquisition Date Tax Period, Buyer and Seller agree that Buyer shall be responsible for the preparation and filing of any such Return, provided, however, that Seller may participate in the preparation of such Return. For purposes of this Section 8.4(b), "participate" shall mean and include, but shall not be limited to, the right at Seller's expense to review any Return and necessary work papers and procedures used to prepare any such Return and to discus any such Return, work papers and procedures with both Buyer and its independent accounting firm which advises, reviews or prepares such Return. If a consolidated return is prepared for that period, access shall be limited to activities of the Company and will not include any other entity.

     8.5 Certain Refunds. Buyer shall promptly pay or shall cause prompt payment to be made to Seller of all refunds (including interest received thereon) of Taxes for any Pre-Acquisition Date Tax Period of the Company received after the Closing Date by the Company, Buyer or any affiliate of Buyer or the Company. Seller shall promptly pay or shall cause prompt payment to be made to the Company of all refunds (including interest received thereon) of Taxes for any Post-Acquisition Date Tax Period of the Company received after the Closing Date by Seller or any affiliate of Seller.

     8.6 Section 338 Election. At Buyer's option, Seller will join with Buyer in making an election on IRS Form 8023 under Sections 338(g) and 338(h)(10) of the Code (and any corresponding election under state or local tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares. The Seller will, or will cause the Guarantor or any of its affiliates to, pay any Taxes attributable to the making of the Section 338(h)(10) election and will indemnify Buyer and the Company against any claims arising out of any failure to pay such Taxes, without offset for any tax benefit that Buyer or the Company may receive during periods ending after the Closing Date on account of the Section 338(h)(10) Election. Seller also will, or will cause the Guarantor or any of its affiliates to, pay any state and local Taxes (and indemnify the Buyer and the Company against any claim arising out of any failure to pay such Taxes) attributable to an election under state or local law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the Shares where the state or local Tax jurisdiction (i) does not provide or recognize the Section 338(h)(10) Election or (ii) does not apply its provisions corresponding to Section 338(h)(10) of the Code to the purchase and sale of the Shares (for example, because the Company files a separate tax return in such jurisdiction). Seller and Buyer agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the Assets of the Company for all purposes (including Tax and financial accounting purposes) in a manner consistent with the fair market values of such Assets as agreed by Buyer and Seller, but as to the Assets where agreement is not reached within 60 days after the Closing Date, fair market value shall be based on a reasonable appraisal of such Assets to be obtained by Buyer within 90 days following the Closing Date. Seller shall have the right to approve the party selected to make any appraisal, which approval shall not be unreasonably withheld. Buyer, the Company and Seller will file all Returns (including amended Returns and claims for refund) and information reports in a manner consistent with such allocation.

     8.7 Indemnification. Seller shall indemnify and hold harmless the Company and Buyer for all claims for Taxes imposed on the Company for Pre-Acquisition Date Tax Periods. Buyer and the Company shall indemnify and hold harmless Seller for any claims for Taxes imposed on the Company for Post-Acquisition Date Tax Periods.

9.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

     Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     9.1 Accuracy of Representations. Seller's representations and warranties must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

     9.2 Performance.

         (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

         (b) Each document required to be delivered by Seller pursuant to
Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.9 must have been performed and complied with in all respects.

     9.3 Consents. Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

     9.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions.

     9.5 No Claim Regarding Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company or any of the applicable rights to any material Assets which is owned by or being transferred (pursuant to Section 5.5 hereof) to the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

     9.6 HSR Act Approval. Seller and Buyer and any other person (as defined in the HSR Act) required in connection with the Contemplated Transactions to file a Notification and Report Form for Certain Mergers and Acquisitions with the FTC and the DOJ pursuant to the HSR Act shall have made such filing, all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated and no actions shall have been instituted which are still pending on the Closing Date by the FTC or the DOJ challenging or seeking to enjoin the consummation of the Contemplated Transactions.

10.  CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.

     Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

     10.1 Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

     10.2 Performance.

          (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

         (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4, and each of the other covenants and obligations in Sections 6.1 and 6.3 hereof must have been performed and complied with in all respects.

     10.3 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     10.4 HSR Act Approval. Seller and Buyer and any other person (as defined in the HSR Act) required in connection with the Contemplated Transactions to file a Notification and Report Form for Certain Mergers and Acquisitions with the FTC and the DOJ pursuant to the HSR Act shall have made such filing, all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated and no actions shall have been instituted which are still pending on the Closing Date by the FTC or the DOJ challenging or seeking to enjoin the consummation of the Contemplated Transactions.

11.  TERMINATION

     11.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured prior to the Closing after reasonable notice of such breach;

         (b) (i) by Buyer if any of the conditions in Section 9 has not been satisfied as of the Closing Date and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 10 has not been satisfied of the Closing Date and Seller has not waived such condition on or before the Closing Date;

         (c) by mutual consent of Buyer and Seller; or

         (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 1997, or such later date as the parties may agree upon.

12.  INDEMNIFICATION; REMEDIES

     12.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement and any certificate delivered pursuant to this Agreement will survive the Closing for a period ending on September 30, 1998. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

     12.2 Indemnification and Payment of Damages by Seller. Seller will indemnify and hold harmless Buyer and the Company (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including reasonable costs of defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

         (a) any breach of any representation or warranty made by Seller in this Agreement or any certificate delivered by Seller pursuant to this Agreement;

         (b) any breach by Seller of any covenant or obligation of such Seller in this Agreement; or

         (c) any product shipped or any services provided by the Company prior to the Closing Date.

     12.3 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Seller, and will pay to the Seller the amount of any Damages arising, directly or indirectly, from or in connection with:

         (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement, or

         (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement.

     12.4 Time Limitations. If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections

3.9 or Article 8 unless on or before September 30, 1998, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.9 or Article 8, may be made at any time prior to the applicable statute of limitations, inclusive of any extensions thereof. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Article 8, unless on or before September 30, 1998, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

     12.5 Limitations on Amount. The parties will have no liability (for indemnification or otherwise) with respect to the matters described in Sections
12.2 and 12.3 (other than with respect to a claim pursuant to Sections 2.5, 3.9 or Article 8) until the total of all Damages with respect to such matters exceeds $1,000,000 in the aggregate, and then shall be liable for all Damages; provided, however, that in no event shall a party be liable for Damages in excess of the Purchase Price. However, this Section 12.5 will not apply to any breach of any representations and warranties of which such parties had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by such parties of any covenant or obligation, and such parties will be jointly and severally liable for all Damages with respect to such breaches.

     12.6 Procedure For Indemnification--Third Party Claims.

          (a) Promptly after receipt by an indemnified party under Section 12.2 or Section 12.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Proceeding referred to in Section 12.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 12 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification;
(ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         (d) The parties hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the indemnifying party with respect to such a claim anywhere in the world.

     12.7 Procedure For Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

13.  GENERAL PROVISIONS

     13.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     13.2 Public Announcements. No public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, until such time and in such manner as the parties mutually agree. Unless consented to by both parties in advance or required by Legal Requirements, prior to the Closing, each party shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

     13.3 Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and Seller to maintain in confidence any written, oral, or other information obtained in confidence from another party, Seller or Buyer in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

     If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, each party waives any cause of action, right, or claim arising out of the access of the other party (or the other party's representatives) to any trade secrets or other confidential information of Buyer, Seller or the Company except for the intentional competitive misuse by Buyer or Seller of such trade secrets or confidential information.

     13.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          Seller:

          Advent Investments, Inc.
          c/o Aetna U.S. Healthcare Inc.
          980 Jolly Road
          Blue Bell, Pennsylvania 19422
          Attn: Timothy Nolan
          Facsimile No:(215) 283-6569

          With a copy to:

          David F. Simon, Esq.
          Aetna US Healthcare Inc.
          980 Jolly Road
          P.O. Box 1180
          Blue Bell, Pennsylvania  19422
          Facsimile No.:(215) 283-6401
          Buyer:

          ENVOY Corporation
          Two Lakeview Place
          15 Century Boulevard
          Suite 600
          Nashville, Tennessee  37214
          Attn: Jim D. Kever
          Facsimile No.:  (615) 889-0068

          With a copy to:

          Gregory T. Stevens, Esquire
          Vice President and General Counsel
          Two Lakeview Place
          15 Century Boulevard
          Suite 600
          Nashville, Tennessee  37214
          Facsimile No.:  (615) 231-4965

     13.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     13.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving



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such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     13.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     13.8 Disclosure Letter

          (a) The disclosures in the Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

          (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     13.9 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any subsidiary or affiliate of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     13.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     13.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     13.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.


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



     13.13 Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

     13.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.




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



     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                           SELLER:

ENVOY CORPORATION                                ADVENT INVESTMENTS, INC.



By: /s/ Fred C. Goad, Jr.                        By:    /s/ Don Liu
   -----------------------                           ------------------------
Title: Chairman and Co-CEO                       Title: Vice President
      --------------------                             ----------------------




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
              Exhibits and Schedules to Stock Purchase Agreement


Exhibit A (Guaranty Agreement)

Exhibit 2.4 (Services Agreement)

Disclosure Letter

  a)  Schedule 3.2
  b)  Schedule 3.5
  c)  Schedule 3.6
  d)  Schedule 3.7
  e)  Schedule 3.8
  f)  Schedule 3.9
  g)  Schedule 3.12
  h)  Schedule 3.13
  i)  Schedule 3.14
  j)  Schedule 3.15
  k)  Schedule 3.16
  l)  Schedule 3.17
  m)  Schedule 3.18
  n)  Schedule 3.21
  o)  Schedule 3.22

Schedules

  a)  7.2(b)(iii) - Short term Disability Payment Amounts
  b)  7.2(c) - Salary Continuation and Salary Benefit Plan
  c)  7.2(d)(i) - Pre-Closing Incentive Program Amounts
  d)  7.2(d)(ii) - Health Plan Contribution Amounts
  e)  7.2(d)(iii) - Vacation Days



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